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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Goodrich Corporation for the registration of $300 million of 7.5% Notes due 2008 and to the incorporation by reference therein of our report dated February 4, 2002, with respect to the consolidated financial statements of Goodrich Corporation as of December 31, 2000 and 1999 and for the three years ended December 31, 2000 included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2002.






Charlotte, North Carolina                                  /s/ ERNST & YOUNG LLP
February 11, 2002